Exhibit 10.1

AMENDED AND RESTATED SERVICES AGREEMENT

THIS AMENDED AND RESTATED SERVICES AGREEMENT (the “Agreement”) is made effective as of October 1, 2023, between PINE Advisors, LLC, (“PINE”), and XAI Octagon Floating Rate & Alternative Income Term Trust (the “Client”).

WHEREAS, Client is a registered closed-end management investment company under the Investment Company Act of 1940 (the “1940 Act”); and

WHEREAS, PINE and Client entered into a Services Agreement, as amended, assigned or assumed, dated as of February 25, 2020; and

WHEREAS, PINE and Client desire to amend and restate the Services Agreement to reflect the provision by PINE of chief compliance officer services on behalf of Client; and

WHEREAS, Client desires to retain PINE to perform the services referenced herein and wishes to enter into this Agreement in order to set forth the terms and conditions upon which PINE will render and implement the services specified herein;

NOW THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Duties of PINE.

(a)         From and after the effective date of this Agreement, PINE agrees to provide to Client the services (the “Services”) set forth in Appendix A attached hereto, which is herein incorporated by reference, upon the terms and conditions hereinafter set forth, and which may be amended from time to time by written agreement of the parties.

(b)       PINE shall make available an employee of PINE acceptable to the Board of Trustees of Client who is competent and knowledgeable regarding the management and internal controls of listed registered closed-end funds such as Client (including possession, without limitation, an understanding of GAAP, financial statements and regulated investment company tax accounting; experience preparing, analyzing or evaluating financial statements of a breadth and level of accounting complexity generally comparable to that expected to be present in Client’s financial statements; and an understanding of internal control over financial reporting) to serve as Client’s Chief Financial Officer and Treasurer and act as Client’s Principal Financial Officer (such individual being referred to herein as the “Principal Financial Officer”).

(c)       PINE shall make available an employee of PINE acceptable to the Board of Trustees of Client who is competent and knowledgeable regarding establishing and maintaining compliance policies and procedures of registered investment companies such as Client (including possessing, without limitation, an understanding of Rule 38a-1 under the 1940 Act, securities laws and regulations; experience drafting and updating compliance policies and procedures; and experience with oversight of registered investment company service providers) to serve as Client’s Chief Compliance Officer (such individual being referred to herein as the “Chief Compliance Officer”).

With respect to the appointment of an individual as Client’s Chief Compliance Officer and the provision of Chief Compliance Officer Services, PINE understands that: (i) Client’s Chief Compliance Officer serves at the pleasure of the board of trustees of Client (the “Board”), (ii) the Board, including a majority of independent trustees, must approve the designation of the Chief Compliance Officer and the compensation of the Chief Compliance Officer (and PINE shall ensure that necessary information regarding the Chief Compliance Officer’s compensation is provided to the Board in accordance with Rule 38a-1), can remove the Chief Compliance Officer and can prevent any service provider from doing so; (iii) the Chief Compliance Officer will report directly to the Board; (iv) the Chief Compliance Officer will annually furnish the Board with a written report on the operation of the Funds’ policies and procedures and those of its service providers; (v) the Chief Compliance Officer will promptly bring any “material compliance matter” to the attention of the Board; and (vi) the Chief Compliance Officer will meet in executive session with the independent trustees as requested by the Board and in any event at least once per year.

(d)       PINE undertakes to comply in all material respects with any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties and Services to be performed by PINE hereunder. PINE will advise Client immediately of any violation or suspected violation and immediately discontinue any illegal conduct.

(e)       PINE shall promptly notify Client of matters that may materially adversely affect the performance by PINE of the Services. PINE shall report to the Client’s Chief Executive Officer or his or her designee and will notify Client (i) if PINE learns of malfeasance by the Principal Financial Officer or Chief Compliance Officer in connection with his or her services to the Client or any other client of PINE, (ii) if the Principal Financial Officer or Chief Compliance Officer is terminated as an officer by another client of PINE or is terminated by PINE, (iii) if the Securities and Exchange Commission (“SEC”) or any other regulatory authority has censured its activities, functions or operations relevant, suspended or revoked any registration, license or approval or commenced proceedings or an investigation that may result in any of these actions, (iv) if the SEC or any other regulatory authority makes inquiries or requests information regarding Client or the services provided hereunder.

(f)       PINE may employ or associate itself with such person or persons or organizations as PINE believes to be desirable in the performance of its duties and services hereunder; provided that, in such event, except as provided in the Proposal of Services, the compensation of such person or persons or organizations shall be paid by, and be the sole responsibility of, PINE, and Client shall bear no cost or obligation with respect thereto; and provided further that PINE shall not be relieved of any of its obligations under this Agreement in such event and shall be responsible for all acts of any such person or persons or organizations taken in furtherance of this Agreement to the same extent it would be for its own acts.

(g)       With respect to the Services, to the extent that PINE maintains books and records, whether created or received by it, on behalf of Client in the performance of the Services, including electronic books and records, PINE acknowledges that such books and records are the property of Client (although PINE may, at its option but subject to Section 5, keep copies). Upon request of Client, PINE shall provide copies of any such books and records to Client, including electronically readable or computer disk copies of any such books and records which are kept in such format. Client shall have the right to inspect such books and records during PINE’s normal business hours upon reasonable notice, or at such other times as may be necessary. All such books and records shall be preserved by PINE for a period of at least seven (7) years or as otherwise required by the Investment Advisers Act of 1940, the 1940 Act, and the rules and regulations promulgated thereunder, in each case, as amended from time to time, unless they are delivered to duly appointed successors to PINE or delivered to Client. PINE will deliver such books and records (including in electronically readable or computer disk format) to Client promptly upon reasonable request or upon termination of this Agreement, after which time, PINE shall have no responsibility to maintain the records.

(h)       PINE will, at all times, comply with and obey all laws, rules, regulations, ordinances, statutes, and codes applicable to it, at its sole cost and expense. PINE will advise Client immediately of any violation or suspected violation thereof.

(i)       PINE will not fail to disclose any material fact or documents which would be material or would be helpful to Client in connection with its performance of the Services hereunder.

2. Duties of Client.

(a)       Client shall furnish PINE with any and all instructions, explanations, information, specifications and documentation deemed useful or necessary by PINE in the performance of the Services and shall give PINE prompt notice of any changes thereto. Client shall provide PINE with all documentation it needs to perform its duties and not withhold any material documents, facts or information. Client shall give timely instructions to PINE in regard to matters affecting the performance of the Services. Such instructions shall be in writing, or may be sent via e-mail or by such other means as may be agreed upon from time to time by PINE and Client. All oral instructions, to the extent permitted and feasible, shall be promptly confirmed in writing. Client shall certify to PINE in writing the names and specimen signatures of persons authorized to give instructions hereunder. PINE shall be entitled to rely upon the identity and authority of such persons until it receives written notice from Client to the contrary. PINE shall be entitled to rely fully on the accuracy and validity of any and all instructions, explanations, information, specifications and documentation furnished to it by Client and shall have no duty or obligation to investigate or to review the accuracy, validity or propriety of such instructions, explanations, information, specifications or documentation.

(b)       Client will, at all times, comply with and obey all laws, rules, regulations, ordinances, statutes, and codes applicable to it, at its sole cost and expense. Client will advise PINE immediately of any material violation or suspected violation thereof.

(c)      Client will not fail to disclose any material fact or documents which would be material or would be helpful to PINE in connection with its performance of the Services hereunder.

3. Compensation; Expenses.

In consideration for the Services to be performed hereunder by PINE, Client agrees to pay, and shall pay, PINE the fees listed in Appendix B attached hereto, within thirty (30) days after the receipt of invoice, which invoices shall include any amounts for any expenses reimbursable under this agreement.

4. Services Not Exclusive.

The Services provided by PINE hereunder are not exclusive. PINE and its affiliates may render services to other clients during the term of this Agreement, and such services may be the same or different or may rely on the same or different methods or processes as are utilized in the performance of the Services hereunder.

5. Confidentiality.

(a)      PINE agrees to use commercially reasonable efforts to keep confidential all accounting, customer, trading and other information, business records, business practices, financial data, procedures and policies, security protocols, agreements, communications and transactions of or relating to the Client and its affiliates (“Client Confidential Information”). For the avoidance of doubt, Client Confidential Information includes information regarding Client, investors in Client, all portfolio companies and other investments of the Client and any affiliate of the foregoing, all books and records of Client, work product prepared or developed by PINE on behalf of Client, market positions, trade data, investments, portfolio holdings, trading strategies, and other proprietary and confidential information of Client, investors in Client, all portfolio companies and other investments of Client and any affiliate of the foregoing. Client Confidential Information does not include information that (i) is in the public domain through no fault of or action by PINE; (ii) was rightfully available to PINE prior to its disclosure hereunder to PINE; (iii) was independently developed by PINE without any access to or use of Client Confidential Information; or (iv) became rightfully available from any third party not known to PINE to be under an obligation of confidentiality to Client.

PINE agrees that it shall: (i) use commercially reasonable efforts to maintain the confidentiality of the Client Confidential Information; and shall not disclose such Client Confidential Information to any third party except as set forth herein; (ii) without limiting the foregoing, PINE shall use commercially reasonable efforts to keep Client Confidential Information confidential; (iii) appropriately instruct employees and other authorized persons who may be accorded access to Client Confidential Information by PINE; and (iv) not use or process Client Confidential Information for any purpose other than in fulfillment of its obligations under this Agreement. PINE further represents that each of its officers, employees, directors, consultants and agents is aware of PINE’s obligations pursuant to this Section and is subject to an obligation of confidentiality with respect to the Client Confidential Information, including that such individuals shall not trade securities based on Client Confidential Information. PINE shall promptly notify Client of any actual or suspected misuse, unauthorized release or access of Client Confidential Information.

Notwithstanding the foregoing, PINE may disclose Client Confidential Information (A) to service providers of PINE who have a need to access such information in order for PINE to provide services to Client and who have agreed to confidentiality terms similar to those set forth in this Section 5(a); provided that PINE shall remain liable to Client for any breaches of confidentiality by such service providers, and (B) in consultation with Client to the extent permitted under law, if disclosure is in response to a subpoena or order issued pursuant to a valid legal process or is otherwise required by law. In the event that PINE receives any such subpoena or order or is otherwise required by law to disclose Client Confidential Information, such as by the production of documents or the provision of testimony, PINE shall, unless prohibited by law, promptly provide written notice thereof to Client so as to permit Client the opportunity to protect its privileges and interests at its own cost and expense. PINE shall take all steps reasonably necessary or appropriate under the circumstances to permit Client to assert all applicable rights and privileges with regard to the requested materials in the appropriate forums, and shall reasonably cooperate with Client in any proceeding relating to the disclosure sought. PINE shall be reimbursed by Client at PINE’s then-standard billing rates for PINE’s time and expenses incurred in connection with responding to such request. If, in the absence of a protective order or other remedy or the receipt of a waiver from Client, PINE is nonetheless legally required to disclose Confidential Information, PINE may, without liability hereunder, disclose only that portion of the Confidential Information that is legally required to be disclosed, provided that PINE exercises its commercially reasonable efforts to preserve the confidentiality of the Confidential Information, including, without limitation, by cooperating with Client to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded to the Confidential Information. For the avoidance of doubt, PINE may receive inquiries into Client’s business from outsiders and will refer all inquiries to Client, unless the inquires fall under clause (A) and (B) of this paragraph, provided that under clause (B) of this paragraph, Client is promptly notified of such inquiry and PINE consults with Client regarding release of such information in accordance with clause (B) of this paragraph. PINE may acknowledge a relationship exists between PINE and Client, and will refer any additional questions as to the extent of the relationship to Client unless PINE receives written approval to discuss the relationship in greater detail from Client. PINE will not utilize Client’s name in any of its publicity or marketing without written approval by Client.

(b)       Client acknowledges that the advice, information and documentation provided or prepared by PINE in the performance of the Services may be proprietary to PINE. Client agrees to keep confidential all advice, information and documentation provided or prepared by PINE (“PINE Confidential Information”). For the avoidance of doubt, PINE Confidential Information includes advice, templates, data bases, intellectual property, inventions, discoveries, patentable or copyrightable matters, business strategies and operations, business records, relationships, know-how, computer programs, screen formats, report formats, interactive design techniques, concepts, and methods and processes of doing business. PINE Confidential Information does not include information that (i) is in the public domain through no fault of or action by Client; (ii) was rightfully available to Client prior to its disclosure hereunder to Client; (iii) was independently developed by Client without any access to or use of PINE Confidential Information; (iv) became rightfully available from any third party not known to Client to be under an obligation of confidentiality to PINE or (v) was developed specifically for Client. Client agrees that it shall: (i) maintain the confidentiality of PINE Confidential Information; (ii) appropriately instruct employees and other authorized persons who may be accorded access to PINE Confidential Information by Client; and (iii) not reproduce, use or process or disseminate or disclose to any third party PINE Confidential Information for any purpose other than in fulfillment of its obligations under this Agreement. Client further represents that each of its officers, employees, trustees, consultants and agents is aware of Client’s obligations pursuant to this Section and is subject to an obligation of confidentiality with respect to the PINE Confidential Information. Client shall notify PINE of any unauthorized release or access of PINE Confidential Information. Notwithstanding the foregoing, Client may disclose PINE Confidential Information (A) to service providers and/or customers of Client who have a need to access such information and who have agreed to confidentiality terms similar to those set forth in this Section, (B) in consultation with PINE to the extent permitted under law, if required or requested to so by any regulatory authority having jurisdiction over Client or PINE or (C) to the extent required to do so by judicial or administrative process or by applicable law or regulation. For the avoidance of doubt, PINE Confidential Information does not include any Client work product or other Client Confidential Information.

(c)       Anything in this Agreement to the contrary notwithstanding, each party shall comply with all privacy and data protection laws and regulations that are or that may in the future be applicable to the Services hereunder. Without limiting the generality of the preceding sentence, each party agrees that it shall not use or disclose to any third party any nonpublic personal information that it receives from a financial institution in connection with this Agreement, except in accordance with this Agreement. For purposes of this Section 5(c), the terms “nonpublic personal information” and “financial institution” have the meanings set forth in Section 509 of the Gramm-Leach-Bliley Act (P.L.106-102) (15 U.S.C. Section 6809) (the “GLB Act”). PINE represents that it is a nonaffiliated third party that is excepted from the Notice and Opt Out Requirements pursuant to the GLB Act.

(d)       PINE shall implement and maintain technical, organizational and physical measures intended to protect Client Confidential Information (including any nonpublic personal information relating to an identifiable natural person contained therein) against anticipated threats or hazards to such information, including accidental or unauthorized disclosure, access, damage, destruction, alteration or loss, and other forms of unlawful processing. Such measures shall be effective to comply with all laws and regulations applicable to Client. PINE further represents that it has implemented and will maintain a written information security plan consistent with applicable privacy and data security laws, including federal securities laws, rules and regulations, that specifies measures to mitigate reasonably foreseeable internal and external risks to Client Confidential Information. If PINE becomes aware of any actual or suspected unauthorized use of or access to Client Confidential Information (an “Incident”), PINE will take appropriate actions to contain and mitigate the Incident, including notification to Client as soon as possible (subject to any delays required by an appropriate law enforcement agency), to enable Client to expeditiously implement its response program. Upon request of Client, PINE will cooperate with Client to investigate the nature and scope of any Incident and to take appropriate actions to mitigate, remediate and otherwise respond to the Incident or associated risks. Without limiting the foregoing, Client shall make the final decision on, and assume the entire responsibility for, whether and how to notify any relevant clients, customers, investors, prospective investors, employees, consumers, the general public and/or other affected persons of any such Incidents, subject to applicable law.

(e)       Client shall maintain the confidentiality of the fee arrangements set forth in this Agreement.

(f)       The obligations of the parties hereto pursuant to this Section shall survive termination of this Agreement.

6. Ownership of PINE Intellectual Property.

PINE shall retain title to and ownership of any and all advice, templates, intellectual property, inventions, discoveries, patentable or copyrightable matters, business strategies and operations, business records, relationships, know-how, computer programs, screen formats, report formats, interactive design techniques, concepts, and methods and processes of doing business, patents, copyrights, trade secrets and other related legal rights utilized by PINE in connection with the provision of the Services by PINE. For the avoidance of doubt, this paragraph does not apply to any Client Confidential Information or information that constitutes books and records of Client in accordance with paragraph 1(g) hereof.

0. Independent Contractor.

PINE shall for all purposes be deemed to be an independent contractor and shall, except as otherwise expressly authorized in this Agreement, have no authority to act for or represent Client in any way. Nothing herein shall be construed to constitute PINE as the agent or employee of Client or Client as the agent or employee of PINE, and neither party shall make any representation to the contrary. Other than the Principal Financial Officer and Chief Compliance Officer, employees and officers of PINE will not be employees or officers of Client or its affiliates.

1. Nature of Services.

(a)	With respect to any Services provided by this Agreement,

(i)       Client acknowledges that the Services provided by PINE hereunder do not include any investment management or advisory services or regarding the advisability of purchasing or selling any securities for Client. No provision of this Agreement shall be considered as creating, nor shall any provision create, any obligation on the part of PINE, and PINE is not hereby agreeing, to (i) provide investment advisory, sub-advisory or management services to Client, (ii) furnish any advice or make any recommendations regarding the purchase or sale of securities or other instruments or (iii) render any opinions or recommendations of any kind with respect to purchasing or selling securities or other instruments or to perform any such similar services in connection with providing the Services hereunder.

(ii)       The Services provided by PINE hereunder shall consist of advice and consulting services as listed in Appendix A. All non- ministerial actions taken pursuant to the advice provided by PINE shall be subject to the overall discretion, direction, and control of Client and, subject to Section 8(a)(vii), all responsibility for such actions shall remain vested in Client at all times.

(iii)       Client acknowledges that PINE is not a public accounting or auditing firm, is not a fiduciary of a public accounting or auditing firm, and does not provide, and the Services provided by PINE hereunder do not include, any public accounting or auditing services or advice. Client acknowledges that PINE is not providing any tax advice and Client shall make all of its own tax decisions.

(iv)       Client acknowledges that PINE is not a law firm and is not engaged in rendering, and the Services provided by PINE hereunder do not include, any legal services or legal advice. Nothing in this Agreement shall be deemed to appoint PINE and its officers, directors and employees as Client’s attorneys, form attorney-client relationships or require the provision of legal advice. Client acknowledges that any attorneys of PINE exclusively represent PINE and Client may not rely on PINE attorneys. Because no attorney-client relationship exists between in-house PINE attorneys and Client, any information provided to PINE or its attorneys may not be privileged and may be subject to compulsory disclosure under certain circumstances in which case PINE shall provide Client prior notice of any such disclosure and cooperate fully with Client, should Client desire to defend against such disclosure.

(v)       Client acknowledges that PINE is not rendering and will not render, and the Services provided by PINE hereunder do not and will not include, any tax advice. Client will rely solely on the advice of its own tax advisors. Any discussion by PINE of any tax matters in the course of, or in connection with, the provision of the Services is not intended to be used, and cannot be used, by any person for the purpose of (i) avoiding tax-related penalties under the Internal Revenue Code or applicable state or local tax law provisions or (ii) promoting, marketing or recommending to another party any tax-related matters.

(vi)       Upon approval and appointment by the independent trustees of Client, an employee of PINE shall serve as Client’s Chief Compliance Officer and provide those Services as outlined in Appendix A. In doing so, PINE shall ensure applicable state and SEC regulatory requirements are met. PINE shall also provide any advice and recommendations to Client as is necessary to comply with those requirements, but all decisions in connection with the implementation of PINE’s advice and recommendations shall be and remain the responsibility of the Client; provided that (1) PINE acknowledges that Client intends to rely on the Services, advice and recommendations (as applicable) provided by PINE in furtherance of Client’s satisfaction of its compliance obligations, and (2) PINE shall be responsible for any failure to comply with such requirements that arise out of (x) the fraud, bad faith, Recklessness, Gross Negligence, Willful Misfeasance (as such terms are defined below), in each case, with respect to the Services, advice or recommendations provided by PINE, or (y) a material breach of this Agreement by PINE. If the trustees of the Client determine that PINE has failed to provide a Principal Financial Officer or Chief Compliance Officer that is satisfactory, the trustees may, at any time and without penalty or additional fees, terminate the provided Principal Financial Officer or Chief Compliance Officer. If such termination occurs, the Client and PINE will amend the Agreement accordingly to reflect a change of Services.

(vii)       Nothing set forth in this Section 8 shall be construed to protect the Principal Financial Officer or Chief Compliance Officer against any liability to Client to which he or she would otherwise be subject by reason of willful misfeasance, bad faith, negligence or reckless disregard of the duties involved in the conduct of his or her office.

9. Liabilities.

(a)       PINE shall at all times endeavor to exercise reasonable care and diligence and act in good faith in the performance of its duties hereunder, provided, however, that PINE shall assume no responsibility and shall be without liability for any loss, liability, claim or expense suffered or incurred by Client (including attorney’s fees, disbursements, consequential, indirect, punitive, exemplary or special damages) except to the extent caused by fraud, bad faith, Recklessness, Gross Negligence, Willful Misfeasance or a material breach of this Agreement by PINE. PINE shall be responsible for the performance of only such duties as are set forth in this Agreement and shall have no responsibility for the actions or activities of any other party, including other service providers to Client or its affiliates. PINE shall have no liability arising from or relating to any third-party hardware, software, information or materials selected or supplied by Client. For purposes of this Agreement, “Recklessness” means that PINE actually knew its actions would likely result in substantial harm to the Client; “Gross Negligence” means an act or failure to act which materially deviates from a reasonable course of conduct and which evidences a serious or substantial disregard of, or indifference to, the harmful consequences thereof; and “Willful Misfeasance” means a wrongful, intentional act or failure to act with intentional disregard of the harm that could result thereof.

(b)       The liability of Client to PINE for any and all claims relating to this Agreement or Services provided by PINE hereunder, whether a claim be in tort, contract, or any other theory of law, and whether by statute or otherwise, shall not, in the aggregate, exceed the total professional fees paid by Client to PINE under this Agreement, except to the extent that it is determined pursuant to an order of a court of competent jurisdiction that is not subject to a timely filed appeal that the claim resulted from the fraud, bad faith, Recklessness, Gross Negligence, Willful Misfeasance of Client.

(c)       Without in any way limiting the generality of the foregoing, neither party shall in any event be liable for, nor shall it be considered a breach by such party of this Agreement with respect to, any loss or damage arising from causes beyond its reasonable control, including, without limitation, delay or cessation of Services or other obligations hereunder or any damages the other party resulting therefrom as a result of any work stoppage, power or other mechanical failure, computer virus, computer hacking, natural disaster, change in law or regulation or other governmental action, communications disruption (including the Internet or other networked environment), act of terrorism, fire, public health crisis, or other cause, whether similar or dissimilar to any of the foregoing, in the case of each of the foregoing, which was not within such party’s reasonable control (“Force Majeure Events”).

(d)       NOTWITHSTANDING ANY OTHER PROVISIONS HEREUNDER OR UNDER ANY STATUTES, NEITHER PARTY NOR THEIR MEMBERS OR EMPLOYEES SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES OF ANY KIND OR NATURE (INCLUDING, WITHOUT LIMITATION, RELATED ATTORNEYS’ FEES), WHETHER SUCH LIABILITY IS ASSERTED ON THE BASIS OF CONTRACT, TORT OR OTHERWISE, WHETHER OR NOT FORESEEABLE, EVEN IF SUCH PARTY, ITS MEMBERS, OR ITS EMPLOYEES HAVE BEEN ADVISED OR WERE AWARE OF THE POSSIBILITY OF SUCH DAMAGES.

(e)       PINE is authorized and instructed to rely upon the information it receives from Client or its affiliates or any third-party agent authorized by Client to provide such information to PINE. Client, its affiliates and any third-party agents from which PINE shall receive or obtain certain records, reports and other data related to the Services provided hereunder, are solely responsible for the contents of such information, including, without limitation, the accuracy thereof. PINE has no responsibility to review, confirm or otherwise assume any duty with respect to the accuracy or completeness of any such information and shall be without liability for any loss or damage suffered by Client as a result of PINE’s reasonable reliance on and utilization of such information. PINE shall have no responsibility and shall be without liability for any loss or damage caused by the failure of Client, its affiliates or any third party agent to provide it with the information required.

(f)       PINE shall have no liability for non-compliance by Client with all applicable requirements of any laws, rules and regulations of governmental authorities having jurisdiction over Client, including, for the avoidance of doubt, U.S. securities and/or international tax laws and regulations, as applicable; provided that PINE shall be liable to Client for any such non-compliance that arises out of the fraud, bad faith, Recklessness, Gross Negligence, Willful Misfeasance or a material breach of this Agreement by PINE.

(g)       Nothing set forth in Section 9 shall be construed to protect the Principal Financial Officer or Chief Compliance Officer against any liability to Client to which he or she would otherwise be subject by reason of willful misfeasance, bad faith, negligence or reckless disregard of the duties involved in the conduct of his or her office.

10. Representations and Warranties.

(a)	Client represents to PINE as follows:

(i)       Client has full power and authority and is permitted by applicable law to enter into this Agreement and to conduct its business as described in this Agreement.

(ii)       The performance by Client of its obligations under this Agreement will not conflict with, violate the terms of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement, management or advisory agreement, or other agreement or instrument to which Client is a party or by which Client is bound or to which any of the property or assets of Client is subject, or any order, rule, law, regulation, or other legal requirement applicable to Client or to the property or assets of Client.

(iii)      Client has complied and will continue to comply with all laws, rules, and regulations having application to its business, properties and assets, the violation of which would be reasonably likely to materially adversely affect Client’s performance of its obligations under this Agreement.

(iv)       Client is duly organized and validly existing under the laws of Delaware and is in good standing and qualified to do business in each jurisdiction in which the nature or conduct of its business requires such qualification.

(v)       Client has completed, obtained and performed, and will maintain in full force and effect during the term of this Agreement, all registrations, filings, approvals, authorizations, consents, licenses or examinations required by any government, governmental authority or other regulatory agency necessary to conduct its business as described in this Agreement.

(vi)      There is no administrative, civil or criminal proceeding pending or threatened against Client that is reasonably likely to have a material adverse effect on Client’s business or financial condition or its ability to perform its obligations under this Agreement.

The foregoing representations and warranties shall be continuing during the term of this Agreement and if at any time Client shall become aware of the occurrence of any event which could make any of the foregoing materially incomplete or inaccurate, Client shall promptly notify PINE of the occurrence of such event.

(b)	PINE hereby represents and warrants to Client as follows:

(i)       PINE has full power and authority and is permitted by applicable law to enter into and carry out the Services and its obligations under this Agreement and to own its properties and conduct its business as described in this Agreement.

(ii)      The performance by PINE of the Services and its obligations under this Agreement will not conflict with, violate the terms of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement, or other agreement or instrument to which PINE is a party or by which it is bound or to which any of the property or assets of PINE is subject, or any order, rule, law, regulation, or other legal requirement applicable to PINE or to the property or assets of PINE.

(iii)      PINE has complied and will continue to comply with all laws, rules, and regulations having application to its business, properties, and assets, the violation of which could materially adversely affect PINE’s performance of the Services and/or its obligations under this Agreement. PINE has completed, obtained and performed all registrations, filings, licenses, approvals, and authorizations, consents or examinations required by any government or governmental authority to which PINE is subject, to perform the activities contemplated by this Agreement and will maintain the same in effect for so long as this Agreement remains in effect.

(iv)      PINE is duly organized and validly existing under the laws of the state of Colorado and is in good standing and qualified to do business in each jurisdiction in which the nature or conduct of its business requires such qualification.

(v)       There is no investigation or administrative, civil or criminal proceeding pending or threatened against PINE that is reasonably likely to have a material adverse effect on PINE’s business or financial condition or its ability to perform the Services and/or its obligations under this Agreement.

(vi)       PINE shall maintain business continuity policies and disaster recovery procedures with respect to the provision of the services under this Agreement which conform to contemporary industry practice and applicable law.

(vii)      PINE shall maintain policies and procedures of insurance reasonable and customary for its business.

(viii)     The foregoing representations and warranties shall be continuing during the term of this Agreement and if at any time PINE shall become aware of the occurrence of any event which could make any of the foregoing materially incomplete or inaccurate, PINE shall promptly notify Client of the occurrence of such event.

(c)      PINE MAKES NO REPRESENTATIONS OR WARRANTIES, NOR SHALL PINE HAVE ANY LIABILITY, WITH RESPECT TO ANY THIRD PARTY PRODUCTS OR SERVICES SELECTED BY CLIENT.

(d)       EXCEPT AS PROVIDED IN THIS AGREEMENT, (I) THE REPRESENTATIONS AND WARRANTIES MADE BY PINE IN THIS AGREEMENT, AND THE OBLIGATIONS OF PINE UNDER THIS AGREEMENT, RUN ONLY TO CLIENT AND NOT ITS AFFILIATES, CLIENT ACCOUNTS, INVESTORS IN ANY CLIENT ACCOUNTS OR ANY OTHER PERSONS AND (II) UNDER NO CIRCUMSTANCES SHALL ANY AFFILIATE, CLIENT ACCOUNT, INVESTOR IN ANY CLIENT ACCOUNT OR ANY OTHER PERSON BE CONSIDERED A THIRD PARTY BENEFICIARY OF THIS AGREEMENT OR OTHERWISE ENTITLED TO ANY RIGHTS OR REMEDIES UNDER THIS AGREEMENT.

11. Indemnification.

PINE agrees to indemnify and hold harmless the Client, its officers, trustees, and employees (collectively “Client”) against all damages, liabilities and costs, including reasonable attorneys’ fees, to the extent caused by fraud, bad faith, Recklessness, Gross Negligence, Willful Misfeasance or a material breach of this Agreement by PINE or anyone for whom Consultant (as defined below) is legally liable. For purposes of this Agreement, “Recklessness” means that PINE actually knew its actions would likely result in substantial harm to the Client; “Gross Negligence” means an act or failure to act which materially deviates from a reasonable course of conduct and which evinces a serious or substantial disregard of, or indifference to, the harmful consequences thereof; and “Willful Misfeasance” means a wrongful, intentional act or failure to act with intentional disregard of the harm that could result thereof.

Client agrees to indemnify and hold harmless PINE, its officers, directors, and employees (collectively “Consultant”) against all damages, liabilities and costs, including reasonable attorneys’ fees, to the extent caused by fraud, bad faith, Recklessness, Gross Negligence, Willful Misfeasance or a material breach of this Agreement by the Client or its contractors, subcontractors, consultants or anyone for whom the Client is legally liable. Neither the Client nor the Consultant shall be obligated to indemnify the other party in any manner whatsoever for the other party’s own negligence.

Nothing set form in this Section 11 shall be construed to protect the Principal Financial Officer or Chief Financial Officer against any liability to Client to which he or she would otherwise be subject by reason of willful misfeasance, bad faith, negligence or reckless disregard of the duties involved in the conduct of his or her office.

The indemnification obligations of this Section 11 shall survive termination of this Agreement.

12. Non-Solicitation.

(a)       During the term of this Agreement, and for a period of twelve (12) months after the expiration or termination hereof, Client and its affiliates shall not, directly or indirectly, either for themselves or on behalf of any other firm, person or entity, solicit to employ, employ or retain as a consultant or independent contractor, any person who during the preceding twelve (12) month period was known by Client or its affiliates to be in the employment of PINE or its affiliates without a written agreement between PINE and Client.

(b)       During the term of this Agreement, and for a period of twelve (12) months after the expiration or termination hereof, PINE and its affiliates shall not, directly or indirectly, either for itself or on behalf of any other firm, person or entity, solicit to employ, employ or retain as a consultant or independent contractor, any person who during the preceding twelve (12) month period was known by PINE or its affiliates to be in the employment of Client or its affiliates.

(c)       PINE and Client acknowledge and agree that, due to the uniqueness of the Services to be provided by, and access of, their respective employees, and the confidential nature of the information such employees will possess, the covenants set forth herein are reasonable and necessary for the protection of their business and goodwill. PINE and Client expressly acknowledge the importance to each of them of the covenants set forth in this Section, and recognize that each of them would not enter into this Agreement and/or would not permit the access to its services, records or confidential information without the other’s consent hereto.

(d)       The obligations of this Section shall survive termination of this Agreement.

13. Term.

This Agreement shall commence on date hereof and shall continue in full force and effect with respect to the ongoing services listed in Appendix A, for a period of twelve (12) months from the commencement of the Services (the “Initial Term”) and thereafter shall be automatically extended for successive twelve (12) month terms (each, a “Renewal Term”), provided, however, that either party may terminate this Agreement pursuant to Section 14 below (or as found elsewhere herein). The terms, fees and services provided under this agreement and Appendix A are subject to review every twelve months by PINE and the Client and can be mutually amended at that time, including the Term can be extended beyond twelve (12) month periods as agreed to by PINE and Client.

Absent an increase in the scope of services provided by PINE, the cost of services provided shall not increase more than 3% every 12 months.

14. Termination.

(a)	This Agreement shall be terminated as follows:

(i)       Upon at least ninety (90) days’ written notice from Client or upon at least ninety (90) days’ written notice from PINE; or

(ii)       by Client, immediately upon written notice to PINE, if: (1) PINE commits any material breach of its obligations under this Agreement and if such breach is curable, shall fail, within fifteen (15) days of receipt of notice served by Client requiring it to cure such breach, to cure such breach; or (2) PINE is in material breach of its representations or warranties under this Agreement and if such breach is curable, shall fail, within fifteen (15) days of receipt of notice served by Client requiring it to cure such breach, to cure such breach; (3) PINE or its affiliates engage in activity or conduct which Client reasonably believes to be in violation of applicable law and if such breach is curable, shall fail, within fifteen (15) days of receipt of notice served by Client requiring it to cure such violation, to cure such violations; (4) PINE becomes insolvent, goes into liquidation, bankruptcy or insolvency or if a receiver is appointed over any of the assets of PINE; or (5) either J.B Blue or Derek Mullins ceases to be actively involved in the management of PINE and/or the Services provided hereunder; or

(iii)       with respect to Chief Compliance Officer services, by Client’s Board upon notice to PINE and without penalty by either party. Should the Board remove the individual designated by Pine to service as Chief Compliance Officer from such role or should the employment of the individual designated by PINE to serve as the Client’s Chief Compliance Officer be terminated for any reason, PINE may designate another qualified individual, subject to ratification by the Board and the independent trustees of the Board, to serve as temporary CCO until the earlier of (i) the termination of this Agreement with respect to Chief Compliance Officer services, or (ii) the designation, and approval by the Board, of a new permanent CCO.

(iv)       by PINE, immediately upon written notice to Client, if: (1) Client commits any material breach of its obligations under this Agreement and shall fail, within fifteen (15) days of receipt of notice served by PINE requiring it to cure such breach, to cure such breach; (2) Client is in material breach of its representations or warranties under this Agreement and shall fail, within fifteen (15) days of receipt of notice served by PINE requiring it to cure such breach, to cure such breach; (3) Client or its affiliates engage in activity or conduct which PINE reasonably believes to be in violation of applicable law and shall fail, within fifteen (15) days of receipt of notice served by PINE requiring it to cure such violation, to cure such violation; (4) Client fails to provide necessary instructions, explanations, information, specifications and documentation deemed necessary by PINE in the performance of the Services on an ongoing basis and shall fail, within fifteen (15) days of receipt of notice served by PINE requiring it to cure such ongoing failure, to cure such ongoing failure; (5) Client refuses to follow advice provided by PINE with respect to financial reporting matters on an ongoing basis and shall fail, within fifteen (15) days of receipt of notice served by PINE requiring it to cure such ongoing failure, to cure such ongoing failure, unless Client provides information to PINE explaining the basis for its refusal to follow PINE’s advice and Client’s financial reporting is deemed to be in compliance with applicable law and/or regulations; (6) Client becomes insolvent, goes into liquidation, bankruptcy or insolvency or if a receiver is appointed over any of the assets of Client, provided that in the case of an involuntary proceeding, such proceeding is not dismissed or discharged within 60 days of the occurrence thereof; or Client is more than ninety (90) days in arrears on fees invoiced and duly owed and such default has not been cured within fifteen (15) days of receipt of notice served by PINE requiring it to cure such breach, to cure such breach.

(b)       For the avoidance of doubt, Client understands and agrees that to the extent, subsequent to the execution of this agreement, Client hires either internal or external resources to provide services duplicative of those listed in Services Listing hereto, such activity will in no way (i) excuse any payment obligation of Client for fees due under this Agreement as detailed in Exhibit B hereto, or (ii) affect in any way the term of this Agreement unless otherwise terminated in accordance herewith.

In the event that Client decides to pursue services internal or external that are duplicative or Client decides to hire full time employment to perform the services rendered by PINE, Client will inform PINE of their intentions and start a process of renegotiating the terms of the services described in this agreement or otherwise will provide Client with notice of termination as described in this Section 14. Termination. PINE agrees to work collaboratively with Client on a smooth transition of services and coverage.

(c)       In the event of a termination of this Agreement, PINE agrees to (i) use reasonable efforts to assist Client and any successor service provider(s) appointed by Client in connection with the related transition to the new service provider(s) which includes providing 15 hours of training (or such amount of training as is deemed necessary and appropriate) to new employee or service provider and (ii) promptly return to Client any Confidential Information, including, without limitation, the books and records of Client in accordance with Section 1(f).

15. Assignment.

This Agreement shall bind, benefit and be enforceable by and against PINE and Client and, to the extent permitted hereby, each of their respective successors and assigns. Neither party hereto shall assign this Agreement or any of its rights hereunder without the other’s prior written consent.

16. GOVERNING LAW.

PINE AND CLIENT HEREBY AGREE THAT THIS AGREEMENT SHALL BE DEEMED TO HAVE BEEN MADE UNDER AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE UNITED STATES OF AMERICA AND THE STATE OF DELAWARE. PINE AND CLIENT FURTHER AGREE THAT SUBJECT TO SECTION 17 HEREOF, ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE OR IN THE COURTS OF THE STATE OF DELAWARE, AS PINE AND CLIENT, AS THE CASE MAY BE, MAY ELECT, AND, BY THE EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF PINE AND CLIENT HEREBY IRREVOCABLY AND UNCONDITIONALLY ACCEPTS WITH REGARD TO ANY SUCH ACTION OR PROCEEDING THE JURISDICTION OF THE AFORESAID COURTS.

17. Dispute Resolution.

(a)       The parties hereby agree that any matter arising under this Agreement, including any matter involving the enforceability, or not, of this section 17(a), shall be resolved by confidential arbitration in the State of Colorado, County of Denver by a single arbitrator experienced in dispute resolution regarding the securities industry in accordance with the Commercial Rules of the American Arbitration Association (“AAA”), as amended from time to time. To the extent the parties are unable to agree on a single arbitrator, or in the event that one party does not agree to participate in arbitration, the parties will, within three (3) days of either party’s written demand, each nominate one arbitrator. In the event that both parties comply with the requirement to each nominate one arbitrator, the parties may then mutually agree to use either such arbitrator, but if no agreement is reached within three (3) days of the latter nomination, the two nominated arbitrators will meet and select a third arbitrator, who will arbitrate the dispute. In the event that only one party complies with the requirement of nominating an arbitrator (in the event of a disagreement over the selection of an arbitrator), or if only one party agrees to participate in arbitration in the first instance, then the arbitrator selected by that party shall preside. The arbitrator’s award shall be final and binding upon the parties that are party to the dispute, and judgment upon the award may be entered in any state or federal court of competent jurisdiction in the State of Colorado, or application may be made to such court for a judicial acceptance of the award and an enforcement as the law of such jurisdiction may require or allow. The parties mutually agree that the arbitrator shall have no authority to award punitive, consequential or similar damages to the prevailing party and shall only have authority to award actual, out-of-pocket losses. The prevailing party shall be entitled to the recovery of its attorneys’ fees and costs incurred in such arbitration. Unless and until a prevailing party is determined by the arbitrator, each party shall bear their own costs of arbitration during the course of the proceedings. Each party retains the right to seek judicial assistance: (i) to compel arbitration; (ii) to obtain interim measures of protection prior to or pending arbitration; (iii) to seek injunctive relief in the courts of any competent jurisdiction as may be necessary or appropriate; and (iv) to enforce any decision of the arbitrator, including the final award. The arbitration proceedings and arbitration award shall be maintained by the parties as strictly confidential, except as is otherwise required by court order or as is necessary to confirm, vacate or enforce the award and for disclosure in confidence to the parties’ respective attorneys, tax advisors and senior management and to family members of a party who is an individual. The parties hereto understand that any party’s right to appeal or to seek modification of rulings in an arbitration is severely limited. The forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this Agreement except to the extent stated in this Agreement.

18. Waiver of Jury Trial.

THE PARTIES HEREBY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION RELATED TO OR ARISING OUT OF THIS AGREEMENT. THE PARTIES EACH ACKNOWLEDGE THAT THE FOREGOING WAIVER IS A MATERIAL INDUCEMENT FOR EACH PARTY TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH PARTY HAS ALREADY RELIED ON THE WAIVER INENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH PARTY FURTHER WARRANTS AND REPRESENTS THAT EACH HAS HAD THE OPPORTUNITY TO HAVE LEGAL COUNSEL REVIEW THE WAIVER. THE WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER WILL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

19. Amendment; Waiver.

This Agreement shall not be amended except by a writing signed by the parties hereto. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties or from any failure by either party to assert its or his rights hereunder on any occasion or series of occasions.

20. Notices.

All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, or if sent by U.S. First Class mail, postage pre-paid, or by other electronic means (such as email), addressed as follows (or such other addresses as to which notice is given):

To PINE:

Derek Mullins

PINE Advisors LLC

501 S. Cherry Street, Suite 1090

Denver, Colorado 80246

(720) 651-8002

Derek@pineadvisorsolutions.com

To Client:

Benjamin McCulloch

Secretary & Chief Legal Officer

XAI Octagon Floating Rate & Alternative Income Term Trust

321 North Clark Street, Suite 2430

Chicago, IL 60654

bmcculloch@xainvestments.com

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

/s/ Derek Mullins	Date:	2023-08-28
Derek Mullins Co-Founder and Managing Partner PINE Advisors, LLC

/s/ Benjamin McCulloch	Date:	2023-08-29

Benjamin McCulloch

Secretary & Chief Legal Officer

XAI Octagon Floating Rate & Alternative Income Term Trust

APPENDIX A

Fund Principal Financial Officer Services

•	Provide a qualified individual to serve as Client’s PFO
•	General oversight of Client’s fund accounting agent, third party administrator, transfer agent and custodian and ensuring execution and timely delivery of all requirements by each service provider
•	Coordinate processing of expense payments and fees as prepared by the administrator
•	Coordinate and review regulatory filings as prepared by the administrator including Form N-CSR, Form N-PORT, Form N-CEN, Form N-PX, Registration Statements on Form N-2 and amendments thereto, prospectus filed pursuant to Rule 424B2, and other filings, as required by the 1940 Act and the rules and regulation thereunder
•	Along with Client’s Principal Executive Officer, establish, maintain and oversee disclosure controls and procedures (as defined in Rule 30a-3(c) under the 1940 Act) and internal controls over financial reporting (as defined in Rule 30a-3(d) under the 1940 Act)
•	Conduct Disclosure Control meetings in conjunction with financial statement filings
•	Coordinate the Client’s annual audit
•	Sign off and certify semi-annual and annual reports on Form N-CSR and Form N-CEN and N-PORT
•	Review ASC 820 designations for each security for inclusion in financial statements
•	Review and approve Trust budgets and ongoing accrual analysis as prepared by the administrator
•	Coordinate with the administrator and independent registered public accounting firm on the review of periodic income distributions, annual capital gain distributions, excise tax requirements, tax extensions and tax returns, including PFIC analysis
•	Assist and review overnight offerings, preferred share offerings and other equity and debt offerings including participation in underwriter calls
•	Review and assist with the filing of the annual fidelity bond (40-17G)
•	Attend and assist with monthly and ad-hoc fair valuation committee meetings, if required
•	Attend quarterly Board and Audit Committee meetings telephonically or in person

Fund Chief Compliance Officer Services

•	Provide a qualified individual to serve as Client’s Chief Compliance Officer
•	Review Client’s compliance policies and procedures
•	Conduct and document ongoing testing of Client’s compliance policies and procedures
•	Conduct annual 38a-1 review and report of findings
•	Maintain and update Client’s compliance policies and procedures such that they remain reasonably designed to prevent violation of the Federal Securities Laws (as defined in Rule 38a-1 under the 1940 Act), including to reflect the operations of Client and to address any new or amended regulations applicable to Client as needed
•	Conduct quarterly monitoring of Client’s service providers
•	Conduct annual due diligence of Client’s investment adviser, investment sub-adviser and service providers
•	Prepare quarterly and annual reports to the Board and attend Board meetings
•	Provide AML program and serve as AML Officer of Client, if required
•	Coordinate and serve as point contact for SEC exam of Client. During such examinations, Chief Compliance Officer will coordinate responses to document requests and other inquiries, serve as point of contact with the SEC’s staff and assist in the response to any deficiency letter or other findings. During such examinations, Chief Compliance Officer will be onsite at Company’s offices as necessary.
•	Monitor fulfillment of reporting requirements under Client’s code of ethics
•	Respond to questions from personnel of Client’s investment adviser, investment sub-adviser and service providers regarding compliance matters related to Client

A-1